Exhibit 99.1

RH REPORTS FIRST QUARTER FISCAL 2016 FINANCIAL RESULTS

Corte Madera, CA – June 8, 2016 – RH (Restoration Hardware Holdings, Inc. - NYSE:RH) today announced financial results for the first quarter ended April 30, 2016.

The Company will post a video presentation between approximately 1:15 p.m. – 1:30 p.m. PT (4:15 p.m. – 4:30 p.m. ET) today highlighting its continued evolution and recent performance on the RH Investor Relations website at ir.restorationhardware.com.

First Quarter Highlights

•	Net revenues increased 8% on top of a 15% increase last year

•	Comparable brand revenues increased 4% on top of a 15% increase last year

•	GAAP net loss of $13.5 million compared to net income of $7.2 million for the same period last year

•	Adjusted net loss of $2.1 million compared to adjusted net income of $9.8 million last year

•	GAAP diluted loss per share of $0.33 compared to diluted earnings per share of $0.17 for the same period last year

•	Adjusted diluted loss per share of $0.05 compared to adjusted diluted earnings per share of $0.23 last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “Our near term business performance is being pressured by the continued headwinds in the markets impacted by energy and currency, as well as a general slowdown in the luxury consumer market.  In addition, the costs associated with RH Modern production delays and investments to elevate the customer experience, the timing of recognizing membership revenues related to the transition from a promotional to a membership model, and a more aggressive approach to rationalizing our SKU count to optimize inventory, are expected to negatively impact our fiscal 2016 adjusted diluted EPS outlook by approximately $0.90 to $1.00.  While there is uncertainty regarding the headwinds impacting revenues, we expect many of the cost and margin related issues to be short term in nature.  This Fall, we plan to expand the mailing of our Source Books, introduce new collections across RH Interiors and RH Modern, launch RH Modern across our entire retail fleet, and remodel our existing legacy Galleries – including the installation of Design Ateliers, and the most significant product refresh in the Company’s history.  Accordingly, we expect our performance to improve in the fourth quarter and accelerate as we enter fiscal 2017.  Additionally, we have taken steps to streamline our organization resulting in expected cost savings of approximately $20 million on an annual basis.”

Mr. Friedman continued, “Our recent move from a promotional to a membership model, with the introduction of the RH Grey Card, further supports the evolution of our business from selling products to facilitating projects.  While we are learning that the selling cycle with members is longer, as transactions are not closed with the urgency of artificially imposed sale deadlines, and the timing of recognizing membership revenues will put pressure on margins in the short term, we are pleased with the early adoption rate and growth in average order size.  At this point we have every reason to believe membership will prove to be a success, elevating our brand, improving the customer experience, and streamlining our business.”

Mr. Friedman added, “In May, Waterworks officially became part of the RH family.  Waterworks has long been the definition of the well-appointed bath, and is the only complete bath and kitchen business offering fittings, fixtures, furniture, accessories, lighting and surfaces under one brand in the market.  We are thrilled to add this prestigious brand to our product platform, as it not only positions RH as an authority in two of the most important rooms of the home – the bath and kitchen – but also creates the first fully integrated luxury home platform in the world.”

Mr. Friedman concluded, “Despite our recent difficulties, we remain the leading luxury home brand in the world, with a clear path to $4 billion to $5 billion in North American revenues with mid-teens operating margins.  The two fundamental strategies that get us there – the expansion of our product offer and the transformation of our real estate – remain well on track.  The strong response to RH Modern, both in retail and direct, indicates this can quickly become a billion dollar plus brand.  All of our new next generation Design

Galleries are exceeding expectations and we continue to demonstrate that our strategy to transform our 7,500 square foot legacy stores into 45,000 to 60,000 square foot next generation Design Galleries will drive meaningful growth over time.”

First Quarter Fiscal 2016 Results

Revenue - Net revenues for the first quarter of fiscal 2016 increased 8% to $455.5 million from $422.4 million in the first quarter of fiscal 2015.

•	Comparable brand revenue growth, which includes direct, was 4% in the first quarter of fiscal 2016 on top of 15% for the same period last year.
•	Stores revenues increased 19% to $256.1 million in the first quarter of fiscal 2016. This growth is on top of a 13% increase in stores revenues in the first quarter of fiscal 2015.
•	Direct revenues decreased 4% to $199.4 million in the first quarter of fiscal 2016. Direct revenues during the first quarter of fiscal 2016 represented 44% of total net revenues.

Revenue Metrics*

	Three Months Ended
	April 30, 2016	May 2, 2015
Stores as a percentage of net revenues	56%	51%
Direct as a percentage of net revenues	44%	49%
Growth in net revenues:
Stores	19%	13%
Direct	-4%	18%
Total	8%	15%
Comparable brand revenue growth	4%	15%

* See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

Retail Galleries - As of April 30, 2016, the Company operated a total of 69 retail galleries, consisting of 53 legacy Galleries, 6 larger format Design Galleries, 4 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries, as well as 19 outlet stores, throughout the United States and Canada.  This compares to a total of 67 retail galleries, consisting of 57 legacy Galleries, 6 larger format Galleries, 1 next generation Design Gallery, and 3 RH Baby & Child Galleries, as well as 17 outlet stores, as of May 2, 2015.

Retail Gallery Metrics*

	Three Months Ended
	April 30, 2016		May 2, 2015
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	69	725	67	607
Retail galleries opened
Tampa Temporary Gallery	—	—	1	4.3
Retail galleries closed
Tampa Legacy Gallery	—	—	(1)	(6.1)
End of period	69	725	67	605
% Growth		20%		10%

Weighted-average leased selling square footage		725		606
% Growth		20%		10%

* See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.
Total leased square footage as of April 30, 2016 and May 2, 2015 was 1,011,000 and 857,000, respectively.
Weighted-average leased square footage for the three months ended April 30, 2016 and May 2, 2015 was 1,011,000 and 846,000, respectively.
Retail sales per leased selling square foot for the three months ended April 30, 2016 and May 2, 2015 was $315 and $304, respectively.

Operating Income and Margin** - On an unadjusted basis, GAAP operating loss was $11.5 million in the first quarter of fiscal 2016 compared to GAAP operating income of $17.0 million for the same period last year and GAAP operating margin was -2.5% compared to 4.0% for the same period last year.

Adjusted operating income in the first quarter of fiscal 2016 was $0.7 million compared to $18.6 million in the first quarter of fiscal 2015. Adjusted operating margin in the first quarter of fiscal 2016 was 0.2% compared to 4.4% for the same period last year.

Net Income (Loss)** - On an unadjusted basis, GAAP net loss for the first quarter of fiscal 2016 was $13.5 million compared to GAAP net income of $7.2 million for the same period last year.

Adjusted net loss in the first quarter of fiscal 2016 was $2.1 million compared to adjusted net income of $9.8 million in the first quarter of fiscal 2015.

Earnings (Loss) Per Share** - On an unadjusted basis, GAAP diluted loss per share for the first quarter of fiscal 2016 was $0.33 compared to GAAP diluted earnings per share of $0.17 for the same period last year.

Adjusted diluted loss per share for the first quarter of fiscal 2016 was $0.05 compared to adjusted diluted earnings per share of $0.23 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company’s results for fiscal 2016 will be impacted by certain short term operational items including costs associated with RH Modern production delays and investments to elevate the customer experience, timing issues related to the transition from a promotional to a membership model, and a more aggressive approach to rationalizing its SKU count and optimizing inventory.  These factors are negatively impacting the Company’s fiscal 2016 adjusted diluted EPS outlook by approximately $0.90 to $1.00.

The Company is providing the following outlook for the second quarter of fiscal 2016 (including an approximate $2 million to $3 million net revenue and approximately $0.30 adjusted diluted EPS reduction per the short term operational items described above; these negative factors are partially offset by the addition of Waterworks during the second quarter of fiscal 2016):

•	Net revenues in the range of $505 million to $520 million
•	Adjusted net income in the range of $11.5 million to $13.5 million
•	Adjusted diluted EPS in the range of $0.28 to $0.33
•	Income tax rate of approximately 39%
•	Diluted shares outstanding of approximately 41 million

The Company is lowering its outlook for fiscal year 2016 (including an approximate $16 million to $17 million net revenue and $0.90 to $1.00 adjusted diluted EPS reduction per the short term operational items described above; these negative factors are partially offset by the addition of Waterworks during the second quarter of fiscal 2016):

•	Net revenues growth in the range of 1% to 3%
•	Adjusted diluted EPS in the range of $1.60 to $1.80
•	Capital expenditures in the range of $180 million to $210 million

Note: The Company’s adjusted net income (loss) and adjusted diluted earnings (loss) per share guidance does not include certain charges and costs. The adjustments to net income (loss) and diluted earnings (loss) per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net income (loss) and adjusted diluted earnings (loss) per share in prior quarters, such as non-cash and other compensation expense; one-time income tax expense; legal claim related expenses; reorganization costs including severance; and charges and costs in connection with the acquisition of Waterworks, among others.  The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net income (loss) and adjusted diluted earnings (loss).  The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s first quarter fiscal 2016 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com.  Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET).  Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the question and answer session conference call will be available through June 21, 2016 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 24729843, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

**Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income (loss), and adjusted diluted earnings (loss) per share (collectively, “non-GAAP financial measures”).  We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release.  These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the second and subsequent quarters of fiscal 2016 and the fiscal year ended January 28, 2017 and fiscal 2017, including net revenues, adjusted net income (loss), adjusted EPS and capital expenditures;  the results of the Company’s efforts to improve and simplify numerous aspects of its supply chain and inventory management; continued investment in improvements to the customer experience; uncertainty regarding continued factors negatively impacting revenues, margins and earnings; the anticipated impact of the introduction of new collections across RH Modern and RH Interiors; the anticipated results of our next generation Galleries; the anticipated refresh of the RH Interiors Collection and expansion of RH Modern; the expected benefits of our Fall mailing of Source Books; the impact of various other business and operational factors on our financial results and operations, including our efforts to optimize inventory, rationalize SKUs and improve our supply chain; the anticipated benefits of the Waterworks acquisition; the Company’s ability to achieve $4-5 billion in revenues and a mid-teens operating margin and strategies for accomplishing such revenues and margin; the anticipated continued success of RH Modern as well as the Company’s core strategies to expand its products and transform its real estate; the anticipated benefits and other effects of the Company’s move to a membership model as well as the changes in its historical sales and promotional practices; anticipated costs savings from current operational initiatives including efforts to reorganize or streamline our business; any financial or operational factors or results that are described as short term, one-time, non-recurring or unusual (as similar operational or financial factors may adversely affect the Company’s future results including as a result of charges, costs and other items that may occur in one or more subsequent financial reporting periods), and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; our ability to take advantage of the transaction with Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ most recent Form 10-K filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov.  Any forward-looking statement made by us in this press release speaks only as of the date on which we make it.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported April 30, 2016	Adjustments	Adjusted April 30, 2016	% of Net Revenues	Reported May 2, 2015	Adjustments	Adjusted May 2, 2015	% of Net Revenues
Net revenues	$455,456	$—	$455,456	100.0%	$422,445	$—	$422,445	100.0%
Cost of goods sold [a]	327,981	(7,729)	320,252	70.3%	279,027	(1,379)	277,648	65.7%
Gross profit	127,475	7,729	135,204	29.7%	143,418	1,379	144,797	34.3%
Selling, general and administrative expenses [a]	138,950	(4,456)	134,494	29.5%	126,389	(189)	126,200	29.9%
Income (loss) from operations	(11,475)	12,185	710	0.2%	17,029	1,568	18,597	4.4%
Interest expense—net [a]	10,528	(6,442)	4,086	0.9%	5,649	(2,702)	2,947	0.7%
Income (loss) before income taxes	(22,003)	18,627	(3,376)	-0.7%	11,380	4,270	15,650	3.7%
Income tax expense (benefit) [a]	(8,533)	7,223	(1,310)	-0.2%	4,224	1,584	5,808	1.4%
Net income (loss) [b]	$(13,470)	$11,404	$(2,066)	-0.5%	$7,156	$2,686	$9,842	2.3%

Weighted-average shares used in computing basic net income (loss) per share	40,588,081		40,588,081		39,913,946		39,913,946
Basic net income (loss) per share	$(0.33)		$(0.05)		$0.18		$0.25

Weighted-average shares used in computing diluted net income (loss) per share	40,588,081		40,588,081		41,959,718		41,959,718
Diluted net income (loss) per share	$(0.33)		$(0.05)		$0.17		$0.23

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
[b]

Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income (loss) is included in this press release because management believes that adjusted net income (loss) provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME (LOSS) PER SHARE

(Unaudited)

	Three Months Ended
	April 30, 2016	May 2, 2015
Diluted net income (loss) per share	$(0.33)	$0.17
EPS impact of adjustments (pre-tax) [a]:
Legal claim	$0.21	$0.04
Amortization of debt discount	0.16	0.06
Acquisition related costs	0.05	—
Reorganization related costs	0.04	—
Subtotal adjusted items	0.46	0.10
Impact of income tax on adjusted items [a]	(0.18)	(0.04)
Adjusted diluted net income (loss) per share [b]	$(0.05)	$0.23

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
[b]

Adjusted diluted net income (loss) per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income (loss) per share as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income (loss) per share is included in this press release because management believes that adjusted diluted net income (loss) per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)

(In thousands)

(Unaudited)

	Three Months Ended
	April 30, 2016	May 2, 2015
GAAP net income (loss)	$(13,470)	$7,156
Adjustments (pre-tax):
Legal claim [a]	$8,701	$1,568
Amortization of debt discount [b]	6,442	2,702
Acquisition related costs [c]	2,069	—
Reorganization related costs [d]	1,415	—
Subtotal adjusted items	18,627	4,270
Impact of income tax on adjusted items [e]	(7,223)	(1,584)
Adjusted net income (loss) [f]	$(2,066)	$9,842

[a]

Adjustments represent the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[b]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.6 million and $0.5 million during the three months ended April 30, 2016 and May 2, 2015, respectively.

[c]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[d]	Represents costs associated with a reorganization, which include severance and related taxes.
[e]	The adjustments for the three months ended April 30, 2016 and May 2, 2015 represent the tax effect of the adjusted items based on our effective tax rates of 38.8% and 37.1%, respectively.
[f]

Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income (loss) is included in this press release because management believes that adjusted net income (loss) provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING

INCOME (LOSS) AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	April 30, 2016	May 2, 2015
Net income (loss)	$(13,470)	$7,156
Interest expense—net	10,528	5,649
Income tax expense (benefit)	(8,533)	4,224
Operating income (loss)	(11,475)	17,029
Legal claim [a]	8,701	1,568
Acquisition related costs [a]	2,069	—
Reorganization related costs [a]	1,415	—
Adjusted operating income	$710	$18,597

Net revenues	$455,456	$422,445
Operating margin [b]	-2.5%	4.0%
Adjusted operating margin [b]	0.2%	4.4%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
[b]	Operating margin is defined as operating income (loss) divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	April 30, 2016	% of Net Revenues	May 2, 2015	% of Net Revenues
Net revenues	$455,456	100.0%	$422,445	100.0%
Cost of goods sold	327,981	72.0%	279,027	66.1%
Gross profit	127,475	28.0%	143,418	33.9%
Selling, general and administrative expenses	138,950	30.5%	126,389	29.9%
Income (loss) from operations	(11,475)	-2.5%	17,029	4.0%
Interest expense—net	10,528	2.3%	5,649	1.3%
Income (loss) before income taxes	(22,003)	-4.8%	11,380	2.7%
Income tax expense (benefit)	(8,533)	-1.8%	4,224	1.0%
Net income (loss)	$(13,470)	-3.0%	$7,156	1.7%

Weighted-average shares used in computing basic net income (loss) per share	40,588,081		39,913,946
Basic net income (loss) per share	$(0.33)		$0.18

Weighted-average shares used in computing diluted net income (loss) per share	40,588,081		41,959,718
Diluted net income (loss) per share	$(0.33)		$0.17

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30, 2016	January 30, 2016	May 2, 2015
ASSETS
Cash and cash equivalents	$237,156	$349,897	$103,767
Short-term investments	100,095	130,801	75,507
Merchandise inventories	763,055	725,392	601,739
Other current assets	144,129	107,587	125,434
Total current assets	1,244,435	1,313,677	906,447
Long-term investments	10,859	22,054	9,277
Property and equipment—net	558,431	515,605	458,113
Goodwill and intangible assets	173,005	172,837	173,018
Other non-current assets	64,278	62,201	54,769
Total assets	$2,051,008	$2,086,374	$1,601,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$248,971	$280,714	$240,422
Other current liabilities	157,966	171,841	112,515
Total current liabilities	406,937	452,555	352,937
Convertible senior notes due 2019—net	301,311	297,703	287,121
Convertible senior notes due 2020—net	223,895	220,000	—
Financing obligations under build-to-suit lease transactions	154,953	146,621	172,174
Other non-current obligations	84,384	83,335	70,883
Total liabilities	1,171,480	1,200,214	883,115

Stockholders’ equity	879,528	886,160	718,509
Total liabilities and stockholders’ equity	$2,051,008	$2,086,374	$1,601,624

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 30, 2016	May 2, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(13,470)	$7,156
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	12,554	9,979
Other non-cash items	12,257	8,010
Change in assets and liabilities:
Merchandise inventories	(37,228)	(42,253)
Accounts payable, accrued expenses and other	(80,405)	2,729
Net cash used in operating activities	(106,292)	(14,379)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(48,991)	(29,227)
Net proceeds (purchases) of investments	41,660	(4,471)
Net cash used in investing activities	(7,331)	(33,698)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on capital leases	(85)	(83)
Net proceeds from equity related transactions	79	2,920
Net cash provided by (used in) financing activities	(6)	2,837
Effects of foreign currency exchange rate translation	888	73
Net decrease in cash and cash equivalents	(112,741)	(45,167)
Cash and cash equivalents
Beginning of period	349,897	148,934
End of period	$237,156	$103,767

RESTORATION HARDWARE HOLDINGS, INC.

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended
	April 30, 2016	May 2, 2015
Net cash used in operating activities	$(106,292)	$(14,379)
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(48,991)	(29,227)
Payments on capital leases	(85)	(83)
Free cash flow [a]	$(155,368)	$(43,689)

[a]

Free cash flow is calculated as net cash used in operating activities less capital expenditures, construction related deposits, purchase of trademarks and domain names, and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.